UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/28/2012

eBay Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24821

Delaware	77-0430924
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2145 Hamilton Avenue, San Jose, California
(Address of principal executive offices, including zip code)

408-376-7400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 29, 2012, eBay Inc. ("eBay" or the "Company") announced that it had named PayPal executive David Marcus as President of PayPal, effective April 2, 2012. As previously announced, John Donahoe, eBay's President and Chief Executive Officer, has been serving as President of PayPal on an interim basis since Scott Thompson stepped down from the position in January 2012.

Mr. Marcus, 38, previously served PayPal as Vice President and General Manager of Mobile from August 2011. Prior to joining PayPal, Mr. Marcus was the founder of Zong, a leading provider of payment services through mobile carrier billing, and served as its Chief Executive Officer from April 2008 to August 2011. Prior to Zong, Mr. Marcus was the founder of Echovox, a mobile media monetization company, and served as its Chief Executive Officer from November 2000 to March 2008. Prior to Echovox, Mr. Marcus was the founder of GTN Telecom, an alternative telecom business, from September 1996 to July 2000.

eBay and Mr. Marcus have entered into an offer letter dated March 29, 2012 and executed on March 30, 2012. Under the terms of the offer letter, Mr. Marcus will be paid an annual base salary of $620,000. Mr. Marcus will also be eligible to participate in the eBay Incentive Plan, with a target annual bonus of 100% of his base salary.

In accordance with the terms of the offer letter, the Compensation Committee of eBay's Board of Directors has granted Mr. Marcus:

       --An option to purchase 54,005 shares of eBay common stock to be granted on April 2, 2012. The option will vest with respect to 12.5% of the shares on the six-month anniversary of the grant date and with respect to an additional 1/48 of the shares monthly thereafter (assuming continued employment with an eBay company on each vesting date).

       --A target award of 45,005 performance-based restricted stock units ("PBRSUs") effective April 2, 2012. The actual amount of the PBRSU award will be determined based on the Company's two-year performance period from 2012 through 2013. PBRSUs earned will be granted in early 2014, with 50% of the shares subject to the award vesting on or about April 1, 2014 and the remaining 50% of the shares vesting on or about April 1, 2015 (assuming continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

       --An award of 27,003 restricted stock units ("RSUs") to be granted on April 2, 2012, which will vest over four years from the date of grant at a rate of 25% a year on April 1 of each year with the first vesting date occurring on April 1, 2013 (assuming continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

       --An additional award of 90,009 RSUs to be granted on April 2, 2012, which will vest over four years from the date of grant at a rate of 25% a year on April 1 of each year with the first vesting date occurring on April 1, 2013 (assuming continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

In addition, the offer letter provides that if Mr. Marcus is terminated without cause (as such term is defined in Mr. Marcus' offer letter), he is entitled to the following severance arrangements:

       --If the termination occurs prior to April 2, 2014, the Company will provide a payment equal to two times the sum of (a) Mr. Marcus' annual base salary in effect immediately prior to his termination date and (b) a bonus replacement amount equal to 100% of his base salary as in effect immediately prior to his termination date.

       --If the termination occurs on or after April 2, 2014, Mr. Marcus will be treated in a manner consistent with similarly situated executives.

The offer letter provides that Mr. Marcus' employment is "at-will." A copy of the offer letter described above is attached as an exhibit to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

Date: April 02, 2012	By:	/s/ Brian H. Levey
Brian H. Levey
Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.	Offer letter dated March 29, 2012 and executed on March 30, 2012 between eBay Inc. and Mr. Marcus